                                                                      EXHIBIT 11
                            ATRIA COMMUNITIES, INC.
                       COMPUTATION OF PRO FORMA EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
       FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              QUARTER          NINE MONTHS
                                                         -----------------  ----------------
                                                          1996      1995     1996      1995
                                                         -------  --------  -------  --------
Earnings:
   Income before extraordinary loss....................  $ 1,212  $   612   $ 2,946  $ 2,243
   Extraordinary loss on extinguishment of debt,
      net of income tax benefit........................        -     (146)        -     (146)
                                                         -------  -------   -------  -------

         Net income....................................  $ 1,212  $   466   $ 2,946  $ 2,097
                                                         =======  =======   =======  =======
Pro forma shares used in the computation:
   Weighted average common shares outstanding (a)......   12,484   10,095    10,897   10,095
   Dilutive effect of common stock equivalents
      consisting of common stock options...............      111        -       111        -
                                                         -------  -------   -------  -------
         Shares used in computing earnings per common
            and common equivalent share................   12,595   10,095    11,008   10,095
                                                         =======  =======   =======  =======
Pro forma earnings per common and common
   equivalent share:
   Income before extraordinary loss....................  $   .10  $   .07   $   .27  $   .23
   Extraordinary loss on extinguishment of debt........        -     (.02)        -     (.02)
                                                         -------  -------   -------  -------
         Net income....................................  $   .10  $   .05   $   .27  $   .21
                                                         =======  =======   =======  =======



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(a)  Reflects the issuance of 10,000,000 shares of Atria common stock to Vencor in exchange for its contribution of assets to Atria and assumption by Atria of related liabilities, and issuance of 95,000 shares of restricted stock. In addition, the 1996 amounts also give effect to the 5,750,000 shares issued in connection with the IPO.